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                                                                    EXHIBIT 99.1


WILLIAMS COAL SEAM GAS ROYALTY TRUST

                                  PRESS RELEASE

   WILLIAMS COAL SEAM GAS ROYALTY TRUST ANNOUNCES QUARTERLY CASH DISTRIBUTION

         DALLAS, TEXAS, MAY 5, 2003 -- BANK OF AMERICA, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.378438 per unit, payable May 30, 2003 to unitholders of record on May 15, 2003.

         The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico and southwestern Colorado, including WPC's 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the "Farmout Properties"). WPC reported that production attributable to its gross interests in the properties burdened by the Trust's net profits interests was 5.3 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 3.4 TBtu during the preceding period. The distribution per unit increased from $0.211473 to $0.378438 primarily as a result of significantly higher gas prices in the first quarter of 2003. When prior period adjustments are excluded, production in the current quarter was 5.0 TBtu compared to a similar 5.0 TBtu in the preceding quarter.

         The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and is designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol "WTU".

         For more information on Williams Coal Seam Gas Royalty Trust, please visit our website at www.wtu-williamscoalseamgastrust.com.


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CONTACT:
    Ron E. Hooper, Senior Vice President
    Bank of America, N.A., Trustee
    (800) 365-6544